EX-99.B-77D(a)

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

IVY VARIABLE INSURANCE PORTFOLIOS

Supplement dated April 12, 2018 to the

Ivy Variable Insurance Portfolios Prospectus

dated April 28, 2017

as supplemented July 14, 2017, August 10, 2017, December 8, 2017, December 29, 2017, February 6, 2018 and February 26, 2018

Effective immediately, the following is inserted as a new paragraph for each Portfolio in the “More About the Portfolios — Additional Information about Principal Investment Strategies, Other Investments and Risks” section:

The Portfolio may lend its portfolio securities to brokers, dealers and other financial institutions. In connection with such loans, the Portfolio receives liquid collateral equal to at least 102% (105% for international securities) of the value of the loaned portfolio securities. This collateral is marked-to-market on a daily basis.

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IVY VARIABLE INSURANCE PORTFOLIOS

Supplement dated April 12, 2018 to the

Ivy Variable Insurance Portfolios Statement of Additional Information

dated April 28, 2017

as supplemented July 14, 2017, December 8, 2017 and February 26, 2018

Effective immediately, the following replaces the last sentence of the second paragraph of the “The Portfolios, Their Investments, Related Risks and Restrictions — Securities — General” section on page 6:

In the case of a “split-rated” security, which results when NRSROs rate the security at different rating levels (e.g., BBB by S&P and a higher or lower rating by another NRSRO), it is each Portfolio’s general policy to classify such security at the lower rating level if only two ratings are available. If more than two ratings are available and a median exists, the median is used. If more than two ratings exist without a median, the lower of the two middle ratings is used.

Effective immediately, the following replaces the “The Portfolios, Their Investments, Related Risks and Restrictions — Specific Securities and Investment Practices — Lending Securities” section on pages 15-16:

Lending Securities

For the purpose of realizing additional income or offsetting expenses, each Portfolio may lend portfolio securities up to the maximum amount of its total assets allowed under the 1940 Act (currently, one-third of total assets which, for purposes of this limitation, include the value of collateral received in return for securities loaned). Under a Portfolio’s securities lending procedures, the Portfolio may lend securities only to broker-dealers and financial institutions deemed creditworthy by the Investment Manager. The creditworthiness of entities to which a Portfolio makes loans of portfolio securities is monitored by the Investment Manager throughout the term of the loan.

If a Portfolio lends securities, the borrower pays the Portfolio an amount equal to the dividends or interest on the securities that the Portfolio would have received if it had not loaned the securities. The Portfolio also receives additional compensation.

In addition, a borrower must collateralize any securities loans that it receives from a Portfolio in accordance with applicable regulatory requirements (the Guidelines). At the time of each loan, the Portfolio must receive collateral equal to no less than 102% of the market value of the securities loaned (or 105% of the market value of foreign securities loaned), including any accrued interest thereon. Under the present Guidelines, the collateral must consist of cash or U.S. government securities or bank letters of credit, at least equal in value to the market value of the securities loaned on each day that the loan is outstanding. Such collateral will be marked-to-market daily, and if the market value of the lent securities exceeds the value of the collateral, the borrower must add more collateral so that it at least equals 102% of the market value of the domestic securities loaned (or 105% of the foreign securities loaned). If the market value of the securities decreases, the borrower is entitled to a return of the excess collateral.

There are two methods of receiving compensation for making loans. The first is to receive a negotiated loan fee from the borrower. This method is available for all three types of collateral. The second method, which is not available when letters of credit are used as collateral, is for a Portfolio to receive interest on the investment of the cash collateral or to receive interest on the U.S. government securities used as collateral. Part of the interest received in either case may be shared with the borrower.

The letters of credit that a Portfolio may accept as collateral are agreements by banks (other than the borrowers of the Portfolio’s securities), entered into at the request of the borrower and for its account and risk, under which the banks are obligated to pay to the Portfolio, while the letter is in effect, amounts demanded by the Portfolio if the demand meets the terms of the letter. The Portfolio’s right to make this demand secures the borrower’s obligations to it. The terms of any such letters and the creditworthiness of the banks providing them (which might include the Portfolio’s custodian bank) must be satisfactory to the Investment Manager. The Portfolio will make loans only under rules of the New York Stock Exchange (NYSE), which presently require the borrower to give the securities back to the Portfolio within five business days after the Portfolio gives notice to do so. If the Portfolio loses its voting rights on securities loaned, it will not be able to have the securities returned to it in time to vote them if a material event affecting the investment is to be voted on. The Portfolio may pay reasonable finder’s, administrative and custodian fees in connection with loans of securities.

Some, but not all, of these rules are necessary to meet regulatory requirements relating to securities loans. These rules will not be changed unless the change is permitted under these requirements. The requirements do not cover the rules which may be changed without shareholder vote, as to: (1) whom securities may be loaned; (2) the investment of cash collateral; or (3) voting rights.

There may be risks of delay in receiving additional collateral from the borrower if the market value of the securities loaned increases. If the borrower defaults on its obligation to return the securities loaned because of insolvency or other reasons, a Portfolio could experience delays and costs in recovering the securities loaned or in gaining access to the collateral. These delays and costs could be greater for foreign securities. If a Portfolio is not able to recover the securities loaned, the Portfolio may sell the collateral and purchase a replacement investment in the market. Additional transaction costs would result, and the value of the collateral could decrease below the value of the replacement investment by the time the replacement investment is purchased. Until the replacement can be purchased, the Portfolio will not have the desired level of exposure to the security which the borrower failed to return. Cash received as collateral through loan transactions may be invested in other eligible securities, including shares of a money market fund. Investing this cash subjects the Portfolio to greater market risk including losses on the collateral and, should the Portfolio need to look to the collateral in the event of the borrower’s default, losses on the loan secured by that collateral.

Effective immediately, the following is inserted as a new paragraph of the “Taxation of the Portfolios” section beginning on page 98:

When a Portfolio engages in securities lending, while securities are loaned out by such Portfolio, the Portfolio generally will receive from the borrower amounts equal to any dividends or interest paid on the borrowed securities. For federal income tax purposes, payments made “in lieu of” dividends are not considered dividend income. These distributions will neither qualify for the reduced rate of taxation for individuals on qualified dividends nor the 50% dividends-received deduction for corporations. Also, any foreign tax withheld on payments made “in lieu of” dividends or interest will not qualify for the pass-through of foreign tax credits to shareholders. Additionally, in the case of a Portfolio with a strategy of investing in tax-exempt securities, any payments made “in lieu of” tax-exempt interest will be considered taxable income to the Portfolio, and thus, to the investors, even though such interest may be tax-exempt when paid to the borrower.

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IVY VARIABLE INSURANCE PORTFOLIOS

Supplement dated February 26, 2018 to the

Ivy Variable Insurance Portfolios Prospectus

dated April 28, 2017

as supplemented July 14, 2017, August 10, 2017, December 8, 2017, December 29, 2017 and February 6, 2018

Important Notice Regarding Change in Investment Policy for Ivy VIP Bond

The Board of Trustees of the Ivy Variable Insurance Portfolios approved changes to the name, principal investment strategy and a non-fundamental investment restriction of Ivy VIP Bond (the “Portfolio”). Such changes will become effective on April 30, 2018 (the “Effective Date”).

As of the Effective Date, the following will occur:

2)

Principal Investment Strategy Change. Currently, the Portfolio seeks to achieve its objective by investing, under normal circumstances, at least 80% of its net assets in bonds (for this purpose, “bonds” includes any debt security with an initial maturity greater than one year). Such bonds include corporate debt securities, mortgage-backed securities, debt securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities and other asset-backed securities.

On the Effective Date, the Portfolio’s principal investment strategy will change, with the Portfolio focusing on investments specifically in corporate bonds, rather than in bonds generally. The Portfolio will seek to achieve its objective by investing, under normal circumstances, at least 80% of its net assets in corporate bonds. For this purpose, “corporate bonds” includes any debt security issued by a domestic or foreign company with an initial maturity greater than one year.

3)

Non-Fundamental Investment Restriction Change. In connection with the Portfolio’s amended investment strategy, on the Effective Date, the Portfolio’s non-fundamental investment restriction pertaining to “names rule” investments also will change, from investments in bonds to investments in corporate bonds, as follows:

Current “Names Rule” Non-Fundamental Investment Restriction	New “Names Rule” Non-Fundamental Investment Restriction

1.  “Name Rule” investments:

Under normal circumstances, at least 80% of the Portfolio’s net assets, plus any borrowings for investment purposes, will be invested in bonds. The Portfolio will notify its shareholders with written notice at least 60 days prior to a change in its 80% investment policy.

1.  “Name Rule” investments:

Under normal circumstances, at least 80% of the Portfolio’s net assets, plus any borrowings for investment purposes, will be invested in corporate bonds. The Portfolio will notify its shareholders with written notice at least 60 days prior to a change in its 80% investment policy.

Important Notice Regarding Change in Investment Policy for Ivy VIP Dividend Opportunities

The Board of Trustees of the Ivy Variable Insurance Portfolios recently approved changes to the name, investment objective, principal investment strategy and a non-fundamental investment restriction of Ivy VIP Dividend Opportunities (the “Portfolio”). Such changes will become effective on April 30, 2018 (the “Effective Date”).

As of the Effective Date, the following will occur:

3)

Principal Investment Strategy Change. Currently, the Portfolio seeks to invest primarily in large-capitalization companies, that often are market leaders in their industry, with established operating records that Ivy Investment Management Company (“IICO”), the Portfolio’s investment manager, believes may accelerate or grow their dividend payout ratio and that also demonstrate favorable prospects for total return. On the Effective Date, the Portfolio will seek to invest primarily in equity securities that are issued by companies of any size located largely in developed markets around the world. Specifically, the Portfolio’s investment strategy as of the Effective Date will be as follows:

The Portfolio will invest primarily in equity securities that are issued by companies of any size located largely in developed markets around the world, that IICO believes will be able to generate a reasonable level of current income for investors given current market conditions, and that demonstrate favorable prospects for total return. The Portfolio focuses on companies that IICO believes have the ability to maintain and/or grow their dividends while providing capital appreciation over the long-term.

Under normal circumstances, the Portfolio will invest at least 80% of its net assets in equity securities. For this purpose, such equity securities consist primarily of dividend-paying common stocks across the globe. In an attempt to enhance return, the Portfolio also may invest, to a lesser extent, in companies not currently paying dividends to shareholders or companies with an unsustainably high dividend. The Portfolio may invest in U.S. and non-U.S. issuers and may invest up to 100% of its total assets in foreign securities. Although the Portfolio will invest primarily in large-capitalization companies (typically companies with market capitalizations of at least $10 billion at the time of acquisition), it may invest in companies of any size.

Under normal circumstances, the Portfolio will invest at least 40% (or, if IICO deems it warranted by market conditions, at least 30%) of its total assets in securities of non-U.S. issuers.

In selecting securities for the Portfolio, IICO combines a top-down (assessing the market environment) approach with a bottom-up (researching individual issuers) stock selection process, and uses a combination of country analysis, sector and industry dynamics, and individual stock selection. As part of its investment process, IICO seeks to identify investment themes, then seeks to determine the most appropriate sectors and geographies to benefit from its top-down analysis and generally seeks to find what it believes are reasonably-valued, dividend-paying companies with growth prospects, a sound balance sheet and steady cash flow generation. IICO also considers several other factors, which typically include a company’s history of fundamentals; management proficiency; competitive environment; and relative valuation.

Many of the companies in which the Portfolio may invest have diverse operations, with products or services in foreign markets. Therefore, the Portfolio may have indirect exposure to various additional foreign markets through investments in these companies, even if the Portfolio is not invested directly in such markets.

The Portfolio may use forward foreign currency contracts to manage the Portfolio’s exposure to various foreign currencies and the U.S. dollar.

Generally, in determining whether to sell a security, IICO uses the same type of analysis that it uses in buying securities of that type. For example, IICO may sell a security if it believes the security no longer offers attractive current income prospects or significant growth potential, if it believes the management of the company has weakened, and/or there exists political or economic instability in the issuer’s country. IICO also may sell a security to reduce the Portfolio’s holding in that security, to take advantage of what it believes are more attractive investment opportunities or to raise cash.

4)

Non-Fundamental Investment Restriction Change. In connection with the Portfolio’s amended investment strategy, on the Effective Date, the Portfolio’s non-fundamental investment restriction pertaining to “names rule” investments also will change, from investments in dividend-paying equity securities to investments in equity securities, as follows:

Current “Names Rule” Non-Fundamental Investment Restriction	New “Names Rule” Non-Fundamental Investment Restriction

1.  “Name Rule” investments:

Under normal circumstances, at least 80% of the Portfolio’s net assets, plus any borrowings for investment purposes, will be invested in dividend-paying equity securities. The Portfolio will notify its shareholders with written notice at least 60 days prior to a change in its 80% investment policy.

1.  “Name Rule” investments:

Under normal circumstances, at least 80% of the Portfolio’s net assets, plus any borrowings for investment purposes, will be invested in equity securities. The Portfolio will notify its shareholders with written notice at least 60 days prior to a change in its 80% investment policy.

Ivy VIP Science and Technology Non-Diversification Proposal

The Board of Trustees of Ivy Variable Insurance Portfolios has determined that it is in the best interest of Ivy VIP Science and Technology (Portfolio) and its shareholders to change the status of the Portfolio from “diversified” to “non-diversified,” as such term is defined in the Investment Company Act of 1940. A meeting of shareholders of record of the Portfolio as of February 9, 2018 has been called for April 13, 2018 to consider the approval of the change in the Portfolio’s diversification status. If Portfolio shareholders approve the proposal, the Portfolio is expected to begin operating as a non-diversified fund on April 30, 2018. Informational materials about the proposal were mailed to shareholders on or about February 16, 2018.